Consent of Independent Certified Public Accountants


Henry Schein, Inc.
New York, New York


     We hereby consent to the incorporation by reference to the Registration Statements of Henry Schein, Inc. and Subsidiaries (the "Company") on Forms S-3 dated February 28, 2001, August 22, 2000 and October 5, 2000 and Forms S-8 dated July 2, 2002, April 19, 2000, November 20, 1997, August 8, 1997, June 7, 1997
and June 7, 1996, filed with the Securities and Exchange Commission, respectively, of our reports dated February 27, 2003 on the consolidated financial statements and schedule of the Company appearing in the Annual Report on Form 10-K as of and for the year ended December 28, 2002.


/s/ BDO Seidman, LLP

New York, New York
February 27, 2003